Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Birchtech Corp. on Form S-1 of our report dated March 31, 2025, except for the effects of the reverse stock split discussed in Note 4, as to which the date is January 13, 2026, with respect to our audits of the financial statements of Birchtech Corp. as of December 31, 2024 and 2023 and for each of the two years ended December 31, 2024, which report appears in the Prospectus, which is part of this Registration Statement. Our report includes an explanatory paragraph as to Birchtech Corp.’s ability to continue as a going concern.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

January 13, 2026